Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016

(609) 386-2500

CONTACT:	ARNOLD D. LEVITT
Senior Vice President
Chief Financial Officer
(609) 386-2500 ext. 6025

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS ANNOUNCES ACQUISITION

OF DATA CONVERSION COMPANY

Kreutzfeldt Electronic Publishing and Franklin Electronic Publishers Join Forces

BURLINGTON, New Jersey – July 27, 2006 – Franklin Electronic Publishers Inc. (AMEX:FEP), today announced it has acquired 100% of the stock of Kreutzfeldt Electronic Publishing GmbH (KEP), a data conversion company based in Hamburg, Germany. Franklin paid 500,000 Euros ($629,000) at closing and the purchase agreement provides for a ten year earn-out of up to an additional 1,550,000 Euros ($1,950,000) in cash and stock based on KEP’s income and savings realized by Franklin. Franklin has over the past 9 years contracted with the Kreutzfeldt firm for data conversion services.

Barry Lipsky, President and Chief Executive Officer of Franklin Electronic Publishers said that “Franklin and KEP are an ideal match. KEP has a first class team of innovative programmers as well as a keen sense of high-quality for publishers’ content. We anticipate substantial savings in time to market and costs by having KEP as part of our organization. With much of our growth potential in the highly competitive Asian and European markets, time is dollars and improving our efficiencies in time and cost is critical. KEP’s vision of mobile products of the future and their passion is very closely aligned with that of our own.”

Hans Kreutzfeldt, Managing Director of Kreutzfeldt Electronic Publishing, adds: “Large international publishers are focusing more and more on mobile eBooks as an additional form of publishing – especially for reference books. We have found the ideal strategic partner in Franklin, as an experienced provider of eBooks in handheld format.”

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KEP will continue providing services for other publishers, such as Barron’s Educational Series, Inc. (US), Brockhaus Duden Neue Medien GmbH (Germany), Ernst Klett Sprachen GmbH (PONS) (Germany), Oxford University Press (UK), and Mobipocket.com (France) and will continue its eBook sales via the internet, as well as supporting all of Franklin’s data conversion work. Both KEP and Franklin use the Mobipocket eBook format.

About KEP

Kreutzfeldt Electronic Publishing (KEP) is a multimedia company which focuses on mobile eBooks and eLearning. KEP provides data preparation and conversion to international publishers. It has its own online shop for medical eBooks, med4mobile.de. The company was founded in 1997 by Managing Director Hans Kreutzfeldt after a longtime career at Bertelsmann, where he helped build up their electronic publishing initiatives.

About Franklin

Franklin Electronic Publishers Incorporated (AMEX:FEP) is a world leader in electronic handheld information, having sold more than 37,000,000 electronic books since 1986. Current titles available directly or through partners number more than 26,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North and South America, Australia and the European Community. Franklin’s products are available at 43,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books, organizers and other electronic products, changes in technology, the impact of competitive electronic products, the management of inventories, dependence on key licenses, titles and products, Franklin’s dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

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